Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (“Agreement”) is by and between William John Walker (“Employee”) and Frank’s International, LLC and its affiliated or subsidiary/parent/related companies (collectively referred to as the “Company”). Employee and the Company are collectively referred to as “the Parties.” This Agreement was delivered to Employee on July 25, 2016.
1.Separation Date. Employee separated from his/her employment with the Company effective August 15, 2016 (“Separation Date”).
2.    Benefits Unchanged by This Agreement. To the extent Employee is qualified to receive any benefits through or after termination of employment, such benefits qualification will be determined by each benefit’s existing terms and conditions, which are unchanged by this Agreement. This provision covers all Restricted Stock Unit, Executive Deferred Compensation, or any other benefits Employee may be eligible to receive.
3.    Severance Provided to Employee. Only in exchange for Employee’s promises made by signing this Agreement, and continued compliance with this Agreement, and any other agreements with the Company, the Company will provide Severance to Employee as follows:
(a)    A lump sum payment equal to five hundred twelve thousand dollars ($512,000), which is equal to one year of base salary, and a lump sum payment of five hundred twelve thousand dollars ($512,000), which is equal to one hundred percent (100%) of the Employee’s Short Term Incentive target amount. These payments will be paid to Employee within sixty (60) days following the Separation Date, provided no such payment will be made prior to the date the Company receives (as directed in the Notices section below) Employee’s signed Agreement and the revocation period in Section 6(g) below has expired.
(b)    A lump sum payment of thirteen thousand two hundred seventy-two dollars ($13,272), which is equal to the value of the employer portion of the group health plan premium cost for the level of coverage elected by Employee. This payment will be paid to Employee within sixty (60) days following the Separation Date, provided no such payment will be made prior to the date the Company receives (as directed in the Notices section below) Employee’s signed Agreement and the revocation period in Section 6(g) below has expired.
(c)    The Company will provide outplacement assistance to Employee, provided the total value of such assistance shall not exceed fifteen thousand dollars ($15,000) and all such assistance shall be provided within twelve (12) months after the Separation Date. If Employee elects to receive such outplacement assistance, the Company will reimburse Employee for such expense, subject to the limits contained in the preceding sentence, provided Employee shall be required to submit requests for reimbursement to the Company no later than thirty (30) days after the end of the calendar year in which the expenses are incurred and any such reimbursement shall be paid by the Company within thirty (30) days following the receipt of the reimbursement request, provided no such payment will be made prior to the date the Company receives (as directed in the Notices section below) Employee’s signed Agreement and the revocation period in Section 6(g) below has expired. Employee’s right to this reimbursement payment shall not be subject to liquidation or exchange for any other payment or benefit.
(d)    With respect to (i) the Employee Restricted Stock Unit (RSU) Agreement dated August 14th, 2013 (the "2013 RSU Agreement"), and (ii) the Employee Restricted Stock Unit (RSU) Agreement dated February 23rd, 2015 (the "2015 RSU Agreement"), the Parties agree that Employee's separation from the Company as contemplated in this Agreement shall be deemed an involuntary termination.
(e)    The Company shall execute a Special Vesting Agreement with Employee, in the form attached hereto as Exhibit A, pursuant to which Employee will continue to vest in the restricted stock units granted pursuant to the Employee Restricted Stock Unit (RSU) Agreement dated February 23, 2016, provided Employee complies with the post-employment conditions described in Exhibit A to that Agreement and the provisions of this Agreement. In addition, the Compensation Committee of the Company’s Board of Directors shall not exercise its discretion to terminate future payments to Employee under the separate performance-based Employee Restricted Stock Unit (RSU) Agreement dated February 23, 2016, provided Employee complies with the provisions of this Agreement.
(f)    Employee understands the Severance described in Sections 3(a)-(d) is made available to him/her in exchange for Employee’s promises made in this Agreement, and is not otherwise due to Employee under any law or agreement.
(g)    Employee understands and acknowledges that any payments under this Section 3 which are classified as “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be subject to the provisions of Section 15 below.
4.    Compensation Paid in Final Paycheck. Employee acknowledges that in addition to the Severance provided in Section 3, that Employee will receive by the date required by applicable law, his/her final paycheck (“Final Paycheck”) including his/her salary owed for time worked through the Separation Date. Once this Final Paycheck is paid, Employee represents that he/she will have received all compensation due to him/her, including salary, bonuses, or any other compensation or benefits which Employee believes are owed for any time worked through the Separation Date, except any amounts to be paid to Employee as noted in Section 2 or 3 above.
5.    Release of all Claims and Promise Not to Sue. In return for Company’s promises in this Agreement, Employee voluntarily and knowingly hereby waives, releases, and discharges the Company, its current and former parent, predecessor, successor, subsidiary, and affiliate companies, and all of their current and former employees, officers, directors, owners, agents and assigns (collectively the “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment and/or termination from employment and/or as a result of any other matter arising through the date of Employee’s signature on this Agreement. In addition, if Employee continues to work for the Company after signing this Agreement, Employee agrees to sign a separate but similar release of all claims and promise not to sue on his/her Separation Date to cover anything occurring between the signing of this Agreement and the Separation Date. Employee agrees not to file a lawsuit against any

Released Parties to assert any such released claims, and Employee agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative agency report, claim or lawsuit filed by any person or entity or governmental agency. Employee represents he/she has not already made, transferred or assigned any rights to the claims released in this Agreement. This waiver, release and discharge includes, but is not limited to:
(a)    laws applicable in foreign jurisdictions,
(b)    claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Chapters 21, 61 and 451 of the Texas Labor Code, all employment and civil rights portions of any Texas or Louisiana statutes or applicable law, the Sarbanes Oxley Act of 2002, the Wall Street Reform Act of 2010 (“Dodd-Frank Act”), Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), the Worker Adjustment and Retraining Notification (WARN) Act,
(c)    claims for breach of oral or written contract, whether express or implied, promissory estoppel or quantum meruit;
(d)    claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such tort or injury claims);
(e)    claims growing out of any legal restrictions on the Company’s right to terminate employment of its employees including any claims based on any violation of public policy or retaliation for taking a protected action;
(f)    claims regarding any restrictions on the Company’s right to enforce any of Employee’s post-termination obligations regarding non-disclosure, non-competition, non-solicitation, and non-interference;
(g)    claims for workers’ compensation, wages, overtime, bonuses, incentive compensation, vacation pay, or any other form of compensation; or
(h)    claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.
NOTHING IN THIS AGREEMENT SHALL WAIVE OR MODIFY THE FOLLOWING RIGHTS IF EMPLOYEE OTHERWISE HAS SUCH RIGHTS:
(a)    any right or claim provided under this Agreement;

(b)    any right or claim which is not waivable as a matter of law;
(c)    any right to seek unemployment compensation benefits if Employee is otherwise qualified under applicable law;
(d)    any rights regarding a pending workers’ compensation claim, however, Employee states that he/she has no unfiled workers’ compensation claim or unreported injury; or
(e)    any claim based on facts occurring after this Agreement is signed.
6.    Employee’s Release of Age Discrimination Claims. In addition, Employee acknowledges the following:
(a)    This Agreement is written in a manner calculated to be understood by Employee and that Employee in fact understands the terms, conditions and effect of this Agreement.
(b)    This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act.
(c)    Employee does not waive rights or claims that may arise after the date this Agreement is executed.
(d)    Employee waives rights or claims only in exchange for consideration in addition to anything of value to which Employee is already entitled.
(e)    Employee is advised in writing to consult with an attorney prior to executing the Agreement.
(f)    Employee has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if the Employee does not wish to. Employee acknowledges that any decision to sign this Agreement before the twenty-one (21) days have expired was done so voluntarily and not because of any fraud or coercion or improper conduct by Company.
(g)    This Agreement allows a period of seven (7) days following Employee’s signature on the agreement during which Employee may revoke this Agreement. This Agreement is not effective until after the revocation period has been exhausted without any revocation by Employee. No payments shall be made until after the Agreement becomes effective.
(h)    Employee fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Agreement.
(i)    Employee has been given this Agreement to consider on July 25, 2016. Any notice of acceptance or revocation should be made by Employee to the Company as specified in the Notices section at the end of this Agreement. Employee should not sign this Agreement prior to his Separation Date.

7.    Non-Disclosure of Confidential Information. Employee acknowledges that he/she has had access to confidential information, training and Company goodwill (“Confidential Information”) while employed by the Company, including without limitation, any information obtained by Employee during the course of Employee's employment with the Company, concerning the business or affairs of the Company or that of its customers, suppliers, contractors, subcontractors, agents or representatives.
(a)    Confidential Information includes any information about the Company that has not been intentionally publicly disclosed by the Company; knowledge, data, trade secrets, proprietary information, or information provided to the Company by its customers, suppliers, contractors, subcontractors, business partners, agents or representatives (regardless of whether the Company is contractually obligated to keep such information confidential). Confidential Information includes, without limitation, information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company, any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right by any Company employee, Company customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, projects reports, handling documentation, machinery and compositions, all financial data relating to the Company, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronically, hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the aforementioned materials or processes. Confidential Information may include but is not limited to the areas of piping and fabrication, connectors, hammers, casing equipment, cementing equipment, laydown equipment, completion equipment, manipulating and handling tubulars, drilling of subterranean and offshore wells, energy exploration, energy drilling, energy production, and the processing of hydrocarbons.
(b)    Employee acknowledges that this Confidential Information is confidential, proprietary, not known outside of the Company’s business, valuable, special and/or a unique asset of the Company which belongs to the Company and gives the Company a competitive advantage. If this Confidential Information were disclosed to third parties or used by third parties and/or Employee, such disclosure or use would seriously and irreparably damage the Company and cause the loss of certain competitive advantages. Employee promises he/she has not and will not disclose in any way, or use for Employee’s own benefit or for the benefit of anyone besides the Company, the Confidential Information described above.
8.    Protected Disclosures, Reporting to Government Agencies. Nothing in this Agreement shall prevent Employee from filing a charge or complaint or making a disclosure or report of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or the Securities and Exchange Commission (“SEC”), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC, or any federal, state or local agency, or other actions protected as whistleblower activity under applicable law. Further, a disclosure of trade secrets is not a prohibited disclosure if made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This Agreement does not impose any condition precedent (such as prior disclosure to the Company), any penalty, or any other restriction or limitation adversely affecting Employee’s rights regarding any governmental agency disclosure, report, claim or investigation. Employee understands and recognizes, however, that even if a report is made or a charge is filed by him/her or on his/her behalf with a governmental agency, Employee will not be entitled to any damages or payment of any money or other relief personal to him/her relating to any event which occurred prior to his/her execution of this Agreement.
For avoidance of doubt, employee understands that nothing in this agreement shall be construed as prohibiting truthful testimony in any formal or informal interviews or proceedings with law enforcement officials.

9.    Non-Competition/Non-Solicitation/Non-Interference. Employee acknowledges that the highly competitive nature of the Company’s business, Employee’s position with the Company, and the Confidential Information, training, and goodwill provided to Employee during his/her employment with the Company, support Employee’s promises not to compete with the Company, and not to solicit or interfere with the Company’s relationships with its customers and employees as stated below, for twelve (12) months following his/her separation from the Company (“the Restricted Period”) regardless of the reason for the separation, within the Restricted Area of the Louisiana parishes of Lafayette, Iberia, and Terrebonne and the Texas counties of Harris, Fort Bend, Montgomery, Brazoria, and Galveston, as well as any county/parish in which the Employee engaged in the Company Business (defined below) during the last twelve (12) months of Employee’s employment with the Company.
(a)    Non-Competition. During the Restricted Period and in the Restricted Area, Employee will not engage in or carry on, directly or indirectly, a business similar to and competitive with that of the Company (“Competing Business”). The business of the Company (“Company Business”) specifically includes, but is not limited to, tubular sales, casing installation, completion installation, and specialty products divisions of the Company’s business as well as Company’s current and planned (future) bids, projects, contracts, and relationships with its customers and potential customers. Accordingly, Employee will not, directly or indirectly, own, manage, operate, join, become employed or engaged by, partner in, control, participate in, be connected with, loan money or sell or lease equipment or property to, or otherwise be affiliated with any Competing Business. For further clarity, Competing Business shall include the design, sales, marketing, fabrication, installation, provision, repair, or manufacturing of products or services similar to or functionally equivalent to those designed, sold, installed, repaired, fabricated, manufactured, produced, provided, marketed or licensed by the Company. The foregoing notwithstanding, Employee may own less than two percent (2%) of the outstanding stock of any class for a Competing Business which sells its stock on a national securities exchange and if Employee is not involved in the management of such Competing Business. Further, Competing Business and Restricted Area, as defined above, shall not include any geographic areas, services, or products of the Company in which Employee had no responsibility, no involvement and about which he/she had no access to Confidential Information.
(b)    Non-Solicitation/Non-Interference of Employees/Contractors. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not interfere with the Company’s relationship with, solicit or hire or otherwise encourage to change or leave their employment or contractor position with the Company any person currently employed by or engaged as a contractor to the Company, or who was employed by or engaged by the Company during Employee’s employment with the Company. This restriction shall not include any current or potential employee or contractor of the Company for which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information during his/her employment with the Company.
(c)    Non-Solicitation/Non-Interference of Customers, Vendors, Suppliers. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not solicit business from, nor encourage or otherwise cause any current or potential customer, vendor or supplier of the Company, including its current or planned (future) projects, bids, or contracts, to cease or materially change their current or potential business relationship with the Company or otherwise attempt to interfere with these Company relationships. For purposes of this Section, “potential customer, vendor or supplier” shall mean any entity or person with whom the Company has been pursuing a business relationship during Employee’s employment with the Company, and any “potential business relationship” shall mean any relationship pursued by the Company during Employee’s employment with the Company, including any current or planned (future) bids, projects or contracts. This restriction shall not include any current or potential customer, vendor or supplier of the Company for which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information during his/her employment with the Company.
(d)    To the extent of any conflict or inconsistency between the restrictive covenants set forth in this Section 9 and the restrictive covenants set forth in any other agreement between the Company and Employee, including, without limitation, the 2013 RSU Agreement, the 2015 RSU Agreement, and the Employee Restricted Stock Unit (RSU) Agreement dated February 23, 2016, the terms of this Section 9 shall control.
10.    Intellectual Property. Employee ratifies any previous assignment for any Intellectual Property under other agreements or obligations, including any fiduciary duty to the Company, and otherwise hereby assigns to the Company all right, title and interest Employee has or may acquire in and to any Intellectual Property that results from Employee’s efforts, either alone or jointly with others, during the period of Employee’s employment with the Company. “Intellectual Property” means any and all inventions, discoveries, developments, innovations, processes, designs, methods, technologies, formulae, models, research and development, patents, patent applications, trade secrets and other

Confidential Information and works of authorship (including copyrightable works, copyrights and copyright applications), and improvements to any of the foregoing that, either alone or jointly with others: (a) result from any work performed on behalf of the Company, or from a research project suggested by the Company; (b) relate in any way to the existing or contemplated Business of the Company; or (c) result from the use of the Company’s time, material, employees or facilities. Employee acknowledges and agrees that any work Employee performs for the Company during employment that constitutes copyrightable subject matter shall be considered a “work made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). Employee hereby ratifies and otherwise transfers and assigns to the Company, and waives and agrees never to assert, any and all rights to claim authorship, rights to object to any modification or other moral rights that Employee may have in or with respect to any Intellectual Property and/or works made for hire, even after termination of Employee’s employment. Employee further agrees that if, in the course of providing services to the Company, Employee incorporates any intellectual property owned by Employee, the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide right and license to make, have made, copy, modify, use, distribute and sell such intellectual property or products incorporating such intellectual property of Employee. During and after Employee’s employment, Employee will assist and cooperate with the Company for no additional compensation but at the Company’s out of pocket expense and execute documents requested by the Company to acquire, transfer, maintain, perfect and enforce the Company’s rights to the Intellectual Property, including patent, copyright, trade secret and other protections for the Company’s Intellectual Property.
11.    Employee Acknowledgement of Need For Protections and Restrictions Promised; Modifications of Restrictions. Employee acknowledges and understands that his/her promises in this Agreement restrict some of his/her actions during and after employment with the Company. However, Employee acknowledges and agrees that he/she has or will receive sufficient consideration from the Company under this Agreement to justify such restrictions. Employee understands and agrees that the restrictions in this Agreement shall continue beyond the termination of Employee’s employment, regardless of the reason for such termination.
12.    Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Employee, and that the Company shall be entitled to enforce this Agreement by specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available to the Company at law, under common and statutory law, the Texas Uniform Trade Secrets Act, under other agreements, or in equity, including, without limitation, the recovery of attorneys’ fees incurred by the Company in enforcing this Agreement or otherwise protecting its rights, as well as damages caused by Employee and his/her agents involved in such breach.
13.    Notification to Subsequent Employers/Business Opportunities. Employee further acknowledges that in order to enforce his/her obligations under this Agreement that the Company will need to notify any subsequent actual or potential employers or other business opportunities Employee is considering and who are engaged in a Competing Business of Employee’s obligations under this Agreement. Employee agrees to notify the Company of the identity of his/her employers or other potential business opportunities potentially engaged in a Competing Business during for the Restricted Period and Employee consents to the Company providing notification to these employers or business opportunities of Employee’s ongoing obligations to the Company under this Agreement or under other applicable laws or agreements with the Company.
14.    Tolling of Restricted Period. The duration of the Restricted Period shall be tolled and suspended for any period that Employee is in violation of these covenants up to a period of twelve (12) months, to the extent allowed, unless such tolling is disallowed under applicable law.
15.    Section 409A Compliance. It is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A as provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A- 1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent any amount paid under this Agreement is subject to Section 409A, the commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Employee. Although the Company shall use its good faith best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or other taxpayer as a result of the Agreement.
16.    Return of Company Property. Employee agrees that he/she has returned to the Company all property (including property purchased or paid for by the Company in Employee’s possession, custody or control) which belongs to the Company, including any keys, access cards, computers, cell phones, pagers, or other equipment and any Company records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, unaltered and unmodified, and whether confidential in nature or not). Employee shall immediately report to Company any passwords for Employee’s computer or other access codes for anything associated with Employee’s employment with Company.
17.    Post-Employment Cooperation. Employee agrees to make reasonable efforts to assist Company after his separation of employment, including but not limited to: assisting with transition of Employee’s duties, assisting with issues that arise after separation of employment, and assisting with any legal proceeding, governmental inquiries, investigations, lawsuit or claim involving matters occurring during his employment with Company. These duties include responding to inquiries from the Company and its designees, providing relevant information or documents, as well as providing truthful testimony at interviews, depositions or hearings, as requested by the Company or required by subpoena. The Company will reimburse Employee for reasonable time and expenses in connection with any cooperation provided by Employee after the employment separation. Time and expenses can include loss of pay or using vacation time at a future employer, mileage and expenses incurred.
18.    Neutral Reference. For reference inquiries directed to Human Resources, the Company shall provide a neutral reference regarding Employee’s employment, including Employee’s position and dates of employment and base pay. Company is not responsible for references not directed to Human Resources.
19.    Confidential Agreement. Employee understands and agrees not to discuss or disclose any of the terms of this Agreement with any person or entity except for Employee’s spouse, attorney, financial advisor, and government tax authorities or except as required by or protected by law. Employee agrees that any inquiries Employee has regarding this Agreement, his employment, benefits, or termination of employment should be directed to Dan Allinger, Senior Vice President, Global Human Resources at 713-231-2545, dan.allinger@franksintl.com.
20.    Entire Agreement. Employee has carefully read and fully understands all of the terms of this Agreement. Employee agrees that this Agreement sets forth the entire agreement between the Company and Employee regarding all issues involving his/her termination of employment except that it does not replace or alter in any way any obligations Employee owes to the Company under applicable laws, or owed under any agreements regarding confidentiality, non-disclosure, non-solicitation, non-competition, duties of loyalty or fiduciary duty, to the extent that such obligations are not in conflict with, or inconsistent with, Employee's obligations under this Agreement. Applicable laws may include, but are not limited to, state laws protecting company trade secrets or other confidential information.
21.    No Admission. Employee understands this Agreement is not and shall not be deemed or construed to be an admission by Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.
22.    Injunctive Relief. Employee acknowledges that damages would be difficult to calculate and/or wholly inadequate for certain breaches of this Agreement. The Company may seek immediate injunctive or other equitable relief to enforce the terms of this Agreement, in addition to any legal or other relief to which Company may be entitled, including damages and attorneys’ fees.
23.    Representations; Modifications; Severability. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Agreement which shall remain in full force and effect. The Company may assign all its rights and obligations under this Agreement.
24.    No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
25.    Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to Conflict of Laws. The parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in

Harris County, Texas, unless another forum or venue is required by law. Both the Company and Employee agree to waive a trial by jury of any or all issues arising under or connected with this Agreement, and consent to trial by the judge.
26.    Successors and Assigns. This Agreement may be assigned by the Company and shall be binding upon and inure to the benefit of the Company and its successors and assigns. Employee’s obligations under this Agreement are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the consent of the Company, and Employee represents no such rights have previously been transferred.
27.    Notices. Any notices regarding acceptance, rejection, or any other matters arising under this Agreement shall be sent by a method of delivery which provides a receipt of delivery and shall be addressed as provided below. Notices to Employee should be addressed to his/her home address on file with the Company. Notices to the Company should be addressed to Dan Allinger, Senior Vice President, Global Human Resources at 10260 Westheimer, Suite 700, Houston, TX 77042.

AGREED AND ACCEPTED on this 5 day of August, 2016.

/s/ William John Walker
Employee Signature

William John Walker
Employee Printed Name

AGREED AND ACCEPTED on this 5 day of August, 2016.

Frank's International, LLC

By:	/s/ Gary P. Luquette
Printed Name:	Gary P. Luquette
Printed Title:	President and CEO